Exhibit 10.1

                                    AGREEMENT

              THIS AGREEMENT ("Agreement") is made and entered into as of the 10th day of December, 2004, by and between THACKERAY CORPORATION, a Delaware corporation ("Thackeray") and EST ORLANDO, LTD., a Florida limited partnership ("Buyer").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, BT Orlando Limited Partnership (the "Partnership") was formed as a Florida limited partnership on June 18, 1996;

              WHEREAS, Brennand-Paige Industries, Inc., a Delaware corporation ("Brennand") is a general partner of the Partnership and Buyer is a limited partner of the Partnership;

              WHEREAS, Thackeray is not a partner of the Partnership, but owns 100% of the outstanding stock of Brennand and is a party to that certain Ratification Agreement dated August 1, 2001 by and between Belz Investco GP, Union Realty Company, GP, and Thackeray, pursuant to which Thackeray is obligated to guarantee certain obligations of Brennand under that certain Amended and Restated Agreement of Limited Partnership dated August 1, 2001 (the "Partnership Agreement");

              WHEREAS, Thackeray is the owner of approximately 78 acres of land (the "Phase II Land") described in Exhibit "A" attached hereto and located adjacent to the approximately 140 commercial acres of land in Orlando, Florida owned by the Partnership and developed as the Festival Bay Center (the "Project");

              WHEREAS, in connection with and as collateral for debt financing secured to fund construction of the Project, Thackeray has encumbered the Phase II Land to secure certain financing extended to the Partnership in connection with the development and construction of the Project;

              WHEREAS, Brennand, Thackeray and Buyer have entered into that certain Agreement for Purchase and Sale dated July 23, 2004, as amended (the "Omnibus Agreement"), which Omnibus Agreement provides for the purchase and sale of Brennand's general partner interest in the Partnership and Thackeray's Phase II Land to Buyer upon the terms and subject to the conditions set forth in the Omnibus Agreement;

              WHEREAS, pursuant to Article XI of the Omnibus Agreement, Thackeray and Brennand are permitted, in certain circumstances and upon the payment of certain amounts to Buyer, to terminate the Omnibus Agreement in the event a competing acquisition proposal is presented;

              WHEREAS, Thackeray has received a competing acquisition proposal from an unrelated third party; and

              WHEREAS, notwithstanding the foregoing competitive proposal, Thackeray and Buyer desire to consummate the sale of the Phase II Land on the terms and conditions set forth in the Omnibus Agreement, but also desire to provide for the payment of additional consideration to Thackeray in the event Buyer sells the Phase II Land to certain parties pursuant to a contract entered into within one year after the closing of the transactions contemplated in the Omnibus Agreement;

              NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Thackeray and Buyer, intending to be legally bound, hereby make this Agreement upon the terms and conditions as follows:

              1. Sale of Phase II Land to Avila. The parties hereto agree that, in the event Buyer sells the Phase II Land (or any portion thereof) to Mr. Edward Avila, or to an entity controlled by or affiliated with Mr. Edward Avila (collectively, "Avila") pursuant to a contract entered into between Buyer and Avila within one year of the closing of the transactions contemplated in the Omnibus Agreement, then Buyer shall pay fifty percent (50%) of any "Profit" (as defined below) realized by Buyer from such sale to Thackeray, as and when such Profit is realized and received by Buyer.

              For purposes of this Agreement, "Profit" shall equal the excess of
(a) the gross sales proceeds received by Buyer from the sale of the Phase II Land to Avila, over (b) the sum of (i) expenses of sale incurred by Buyer in connection with the sale to Avila (brokerage commissions, attorneys' fees, documentary stamp taxes and other expenses directly related to and associated with such sale), (ii) the amount paid by Buyer to Thackeray for the Phase II Land ($6,000,000.00), (iii) $8,500,000.00, (iv) any amount paid by Buyer after its acquisition of the Phase II Land for real estate taxes and interest expense directly attributable to ownership of the Phase II Land after such acquisition and (v) an amount equal to the interest which would have accrued on Buyer's equity investment in the Phase II Land accruing from the date of Buyer's acquisition thereof, computed at a rate equal to the one year LIBOR rate in effect as of the date of closing plus one and one-half percent (1.5%). For example, if Buyer sells the Phase II Land to Avila for a stated purchase price of $16,500,000 prior to December 31, 2004, and assuming selling expenses, interest and taxes of $500,000, the "Profit" would be $1,500,000.00 and Thackeray would be entitled to a payment of $750,000.00. It is the intent of this Agreement (and the foregoing computation and definition) that "Profit" reflect the net positive cash position of Buyer after sale of the Phase II Land to Avila, taking into consideration the amount paid by Buyer to Thackeray for the Phase II Land pursuant to the Omnibus Agreement and the amount paid by Buyer in order to obtain release of the Phase II Land from the mortgages encumbering same and securing the Project financing.

              2. Payment to Thackeray. If the sale of the Phase II Land by Buyer to Avila is consummated on an "all cash" basis, Buyer shall pay 50% of the Profit to Thackeray simultaneous with the closing of the sale of the Phase II Land to Avila. If Buyer extends purchase money financing to Avila pursuant to which Avila pays a portion of the purchase price after closing on such sale, then in such event the total "Profit" to be realized by Buyer from such transaction (including any interest received on the deferred portion of such purchase price) shall be calculated as of such closing date, assuming for purposes of such computation full payment of the deferred portion of the purchase price (and interest thereon) at the closing, and Buyer shall pay to Thackeray such portion of the total Profit as the amount of each payment received by Buyer bears to the total amounts payable to Buyer from Avila pursuant to such transaction (such amounts to be calculated in a manner consistent with the installment sale provisions of Section 453 of the Internal Revenue Code of 1986, as amended).


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
              3. Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been given if delivered by hand, or by facsimile provided that the sending party obtains written confirmation of receipt, or sent by recognized overnight courier (such as Federal Express) or mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed to the addresses of the parties as set forth in the Omnibus Agreement. Notices personally delivered, sent by telecopy or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed to be given three (3) days after deposit in the U.S. mail. Attorneys may send notices on behalf of their respective clients.

              4. Assignment by Thackeray. Thackeray shall be entitled to assign its rights hereunder without the prior written consent of Buyer. Buyer may not assign its rights or obligations hereunder without the prior written consent of Thackeray.

              5. General Provisions.

                  a. Attorneys' Fees. Thackeray and the Buyer shall pay their own attorneys' fees.

                  b. Recordation. Neither this Agreement nor any memorandum thereof or reference thereto may be recorded in any public records in the State of Florida.

                  c. Waiver. No waiver, modification or discharge of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

                  d. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement and signatures transmitted by telecopy shall be treated as originals for the purpose of binding the parties hereto.

                  e. Omnibus Agreement. If and to the extent the provisions of this Agreement conflict with or are inconsistent with the provisions of the Omnibus Agreement, the provisions of this Agreement shall control.

                  f. Captions. Captions and paragraph headings in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement. In construing this Agreement, the singular shall be held to include the plural, the plural shall be held to include the singular, the use of any gender shall be held to include every other and all genders.

                  g. Successors. All terms of this Agreement shall be binding upon and inure to the benefit of the parties and their respective administrators or executors, successors and permitted assigns.

                  h. Effective Date. The Effective Date of this Agreement shall be the date set forth on page 1 hereof.

                  i. Severability. If any part of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

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
                  j. Governing Law and Venue. This Agreement and all transactions contemplated by this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of laws. Venue of all proceedings in connection herewith shall be exclusively in Orange County, Florida, and each parry hereby waives whatever their respective rights may have been in the selection of venue.

                  k. Negotiations. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof, and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

                  l. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, their respective successors and permitted assigns, and no other person or entity shall be entitled to rely upon or receive any benefit from this Agreement or any term hereof.

                  m. Time is of the Essence. Time shall be of the essence for each and every provision of this Agreement.

                  n. Further Assurance. Buyer and Thackeray shall, at all relevant times, execute such other and further documents or instruments as may be necessary or appropriate to effectuate the terms of this Agreement. This provision shall survive the Closing of this transaction.

                  o. Signatures. Electronically transmitted signatures, including by telephone and e-mail, shall be deemed to be originals and shall be binding as such.

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      BUYER:

                                      EST ORLANDO, LTD., a Florida limited
                                      partnership

                                      By:  EST ORLANDO CORPORATION, a
                                      Florida corporation, its general partner

                                      By:  /s/ Lothar Estein
`                                          -------------------------------------
                                           Lothar Estein, President


                                      THACKERAY:

                                      THACKERAY CORPORATION, a Delaware
                                      corporation

                                      By:  /s/ Jules Ross
                                           -------------------------------------
                                           Jules Ross, Vice President



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